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                                                                    EXHIBIT 8.2

             [AKIN, GUMP, STRAUSS, HAUER & FELD, L.L.P. LETTERHEAD]




                              February 18, 1998



United Meridian Corporation
1201 Louisiana
Suite 1400
Houston, Texas  77002

                                  TAX OPINION

Gentlemen:

         We have acted as counsel for United Meridian Corporation, a Delaware corporation (the "Company"), in connection with the Agreement and Plan of Merger, dated as of December 22, 1997, among OEI Holding Corporation, a Delaware corporation ("Newco"), the Company and Ocean Energy, Inc., a Delaware corporation ("OEI") (as amended by Amendment No. 1 thereto, dated as of January 7, 1998, and Amendment No. 2 thereto, dated as of February 20, 1998, the "Merger Agreement"), pursuant to which (i) Newco, a newly formed Delaware corporation, will be merged with and into OEI and (ii) the Company will be merged with and into OEI.

         All statements of legal conclusions attributable to us in the discussion under the caption "Certain Material U.S. Federal Income Tax Consequences of the Mergers" in the prospectus included in the Registration Statement on Form S-4 of Ocean Energy, Inc. (the "Registration Statement") filed in respect of the transactions contemplated in the Merger Agreement are our opinion with respect to the matters set forth therein.

         We hereby consent to the references to our firm and this opinion contained in the prospectus included in the Registration Statement.

                                       Very truly yours,



                                       Akin, Gump, Strauss, Hauer & Feld, L.L.P.